Exhibit 10.2

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

VILLAGE GREEN OF ANN ARBOR ASSOCIATES, LLC

This SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF VILLAGE GREEN OF ANN ARBOR ASSOCIATES, LLC (the “Agreement”) is entered into as of September 12, 2012 among BR VG Ann Arbor JV Member, LLC, a Delaware limited liability company (hereinafter referred to as “Investor”), Holtzman Equities # 11 Limited Partnership, a Michigan limited partnership (hereinafter referred to as “Holtzman”) and JH Village Green LLC, a Delaware limited liability company (hereinafter referred to as “JHVG”), pursuant to the provisions of the Michigan Limited Liability Company Act (the “Act”). Investor, Holtzman and JHVG are sometimes referred to herein collectively as the Members and individually as a Member. Investor and JHVG are sometimes referred to as Co-Managers. Certain capitalized terms used in this Agreement are defined in Section 1.1 below.

RECITALS

A.          The Company was organized pursuant to Articles of Organization and Certificate of Conversion filed in accordance with the Act on June 5, 2006 (together, the “Certificate”), and is governed by that certain Amended and Restated Operating Agreement of the Company dated as of June 16, 2006 (the “Original Operating Agreement”).

B.          On September 11, 2012, Holtzman distributed to JHVG 1% membership interest (“Membership Interest”) in the Company.

C.          On September 12, 2012, Investor acquired a 50% membership interest (“Membership Interest”) in the Company, 49.5% coming from Holtzman and .5% coming from JHVG.

D.          The Members desire to further amend and restate the Original Operating Agreement to set forth in this Second Amended and Restated Operating Agreement their entire agreement and understanding with respect to the operation of the Company as a Michigan limited liability company from and after the date hereof.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements and covenants hereinafter contained, the Members hereby covenant and agree that the Original Operating Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1         Definitions. The following terms shall have the following meanings when used herein:

Affiliate. With respect to any Member (corporate, individual or otherwise, or the respective heirs, trustees, guardians, conservators, custodians, executors or administrators of any of them): any person who is an immediate family member of any Member; any corporate owner or other owner (direct or indirect) of such Member; any pension plan of such Member; any corporation owned, directly or indirectly, by such Member or a managing member in such Member; any limited liability company the members in which are members in such Member and who own, in the aggregate, greater than 25%, directly or indirectly, of the membership interest or are the managers of managing members of such limited liability company. A person owns a corporation, for the purposes of this definition, when the person owns or beneficially owns more than 50% of the outstanding voting shares of the corporation with the full right to vote such stock.

Agreement. As described in the opening paragraph.

Annual Capital Budget. As described in Section 6.2(b).

Annual Operating Budget. As described in Section 6.2(b).

Adjusted Augmented Capital Account. As described in Section 9.4(b)(2).

Augmented Members’ Capital. As described in Section 9.4(b)(1).

Book Value. The Book Value of any asset of the Company shall equal the adjusted tax basis of such asset, unless the Book Value of such asset is adjusted pursuant to Section 4.7, in which case the Book Value of such asset shall be subsequently adjusted by any depreciation taken into account with respect to such asset in computing Profit or Loss under Section 9.2(c)(ii), and shall (in any case) upon any distribution of such asset in kind to the Members (or any of them), become the fair market value of such asset at the time of such distribution.

BR REIT. The Bluerock Enhanced Multifamily Trust, Inc.

Capital Account. As described in Section 7.9.

Capital Contributions. Each Member’s deemed contribution pursuant to Section 4.1 and each additional contribution made pursuant to Article 4 or as elsewhere specified in this Agreement.

Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Company. Village Green of Ann Arbor Associates, LLC.

Defaulting Member. As described in Section 12.1.

Delinquency Advance. As described in Section 4.6.

Effective Date. The date this Agreement shall be signed by all the Members.

Entire Interest. As described in Section 10.1.

2

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

Extraordinary Cash Flow. As described in Section 9.2(b).

Failing Member. As described in Section 4.6.

Freddie Mac Loan. That certain loan to the Company in the amount of $43,200,000.00 originated with KeyCorp Real Estate Capital Markets, Inc. pursuant to the Freddie Mac Capital Markets Execution Multifamily Loan Program, which loan is being concurrently entered into with the execution of this Agreement, and which loan is approved by the Members.

IRR. Means a referenced interest rate that, when used as a discount rate, causes (a) the net present value (as of the date of this Agreement) of the aggregate distributions made to a Member by the Company pursuant to Sections 9.3(a), 9.3(b) and 13.4, from the date of this Agreement through the computation date, to equal (b) the net present value (as of the date of this Agreement) of a Member’s Capital Contribution, and any additional Capital Contributions made by a Member after the date of this Agreement through the computation date. For purposes of this definition, net present value shall be determined using annual compounding periods and any Capital Contributions by and distributions to a Member during a month shall be deemed to occur on the first day of such month.

Liquidating Member. The Member in sole charge of winding up the Company and having the powers described in Section 13.2.

Loan. Any loan made by any Member to the Company.

Major Capital Event. One or more of the following: (i) sale of all or any material part of or interest in Company property (including the Property), exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) placement and funding of any indebtedness of the Company secured by substantially all of its assets with respect to borrowed money, excluding (a) short term borrowing in the ordinary course of business and (b) the Freddie Mac Loan (provided the refinancing of the Freddie Mac Loan shall be a Major Capital Event); (iii) condemnation of any material part of or interest in the Property through the exercise of the power of eminent domain; or (iv) any casualty, failure of title-or otherwise of a material part of the Company’s property or any part thereof or interest therein that results in excess proceeds after restoration or repair.

Management Agreement. As described in Section 6.2.

Manager. As described in Section 6.1.

Member(s). Investor, Holtzman and JHVG, collectively, and any of them when the reference is singular, and their respective permitted successors in interest.

Non-Defaulting Member. As described in Section 12.1.

Non-Failing Member. As described in Section 4.5(b).

3

Notice of Default. As described in Section 12.1.

Notice to Finance. As described in Section 4.5.

Operating Cash Flow. As described in Section 9.2(a).

Percentage Interest. As described in Section 9.1.

Preferred Return. As described in Section 9.2(e).

Profit or Loss. As described in Section 9.2(c).

Property. As described in Section 2.3.

Property Manager. Means, from time to time, any person or entity named as the property manager under the current Management Agreement.

Regulations or Treasury Regulations. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

REIT Member. Means any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

Sale. Means any transaction resulting in the sale or disposition of the Property.

TMP. As described in Section 7.6.

Unreturned Capital Contributions. With respect to each Member, the aggregated amount of all Capital Contributions made to the Company by such Member reduced by all distributions previously made to such Member pursuant to Section 9.3(b).

VGM. Means Village Green Management Company LLC, a Delaware limited liability company.

The definitions in this Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, corporations, trusts, and other associations. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2         Exhibits. The exhibits to this Agreement are incorporated herein by reference as if fully set forth herein.

4

ARTICLE 2

THE COMPANY

2.1         Continuation of Limited Liability Company. The Members shall continue the Company as a limited liability company pursuant to the provisions of this Agreement and the Act. The terms and provisions hereof will be construed and interpreted in accordance with the Act, provided that in the event of any inconsistency between this Agreement and any waivable provisions of the Act, the provisions of this Agreement shall govern and control.

2.2         Name of Company. The Company will be conducted under the name “Village Green of Ann Arbor Associates, LLC”.

2.3         Purpose of Company. The continuing purpose of the Company shall be to carry on the business, directly or through subsidiaries and/or partnerships with others, of owning, operating, managing, improving, repairing, renting, mortgaging, refinancing, selling, conveying and otherwise dealing with that certain apartment community known as Village Green of Ann Arbor located in Ann Arbor Township, MI (“the Property”), which Property is more particularly described on Exhibit A attached hereto, and all activities reasonably related thereto. Except as permitted by this Section 2.3, the Company shall not engage in any other business. In furtherance of the foregoing purposes, but expressly subject to the other provisions of this Agreement, the Company is empowered to enter into contracts containing agreements to arbitrate disputes to the extent such contracts are approved by the Members. The Company is authorized to take any legal measures which will assist it in accomplishing its purpose or benefit the Company.

2.4         Principal and Registered Office. The registered office of the Company shall be at the office of the initial registered agent named in the Certificate, or such other place as the Members may from time to time determine. The registered agent of the Company shall be the initial registered agent named in the Certificate. The Members may elect to change the Company’s registered agent and the Company’s registered and principal offices by complying with the relevant requirements of the Act.

2.5         Further Assurances. The parties hereto will execute whatever certificates and documents, and will file, record and publish such certificates and documents, which are required to form and operate a limited liability company under the laws of the State of Michigan. The parties hereto will also execute and file, record and publish, such certificates and documents as they, upon advice of counsel, may deem necessary or appropriate to comply with other applicable laws governing the formation and operation of a limited liability company, including, without limitation, any certificates and documents required to qualify the Company to do business in the State where the Property is located.

2.6         Expenses of Reorganization. The Company shall pay for or reimburse the Members for all expenses of formation of each member of every nature and description, including, without limitation, reproduction, filing, recording and qualifying fees, lender related costs, legal and accounting fees.

5

2.7         No Individual Authority. Except as otherwise expressly provided in this Agreement, no Member acting alone shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of the other Members or the Company.

2.8         No Restrictions. Nothing contained in this Agreement shall be construed so as to prohibit any Member or any firm or corporation controlled by or controlling such Member or any other Affiliate of a Member from owning, operating, or investing in any real estate or real estate development not owned or operated by the Company, wherever located. Each Member agrees that the other Members, any Affiliate or any director, officer, employee, partner or other person or entity related to any thereof may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Company nor the Members shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

2.9         Neither Responsible for Other’s Commitments; Representations and Warranties. Neither the Members nor the Company shall be responsible or liable for any indebtedness or obligation of the other Members incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, debts or obligations incurred pursuant to the terms of this Agreement, and each Member indemnifies and agrees to hold the other Members and the Company harmless from such obligations and debts, except as aforesaid. Notwithstanding the foregoing, and as an inducement to Investor to enter into this Agreement, Holtzman makes the representations and warranties contained in Section I of the Exhibit B attached hereto, for which the breach of such representations and warranties Holtzman shall be full responsible and liable and each Member makes the representations and warranties contained in Section II of Exhibit B attached hereto, for which the breach of such representations and warranties such Member shall be full responsible and liable.

2.10        Affiliates. Any and all activities to be performed by any Member hereunder may be performed by officers or employees of one or more Affiliates of such Member, provided that all actions taken by such persons on behalf of such Member in connection with this Agreement shall be binding upon such Member.

2.11        Operations in Accordance With the Act; Ownership. Except as expressly set forth in this Agreement to the contrary, the rights and obligations of the Members and the administration, operation and termination of the Company shall be governed by the Act, as same may be amended. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as a company and no Member, individually, shall have any ownership interest in such property.

2.12        Amended and Restated Agreement. This Second Amended and Restated Agreement amends and restates any preceding operating agreements of the Company in their entirety and from and after the date hereof shall be the sole operating agreement regulating the affairs of the Company.

6

ARTICLE 3

TERM

3.1          Term. Unless otherwise terminated or extended by the Members, in accordance with Section 6.2(h), the term of the Company shall continue until the first to occur of the following:

A.         December 31, 2050; or

B.         Sale or other disposition of all or substantially all of the Property and distribution of the proceeds therefrom, other than to a nominee or trustee of the Company for financial or other business purposes; or

C.         Dissolution of the Company pursuant to the express provisions of Articles 10, 11, 12, 13; or

D.         The occurrence of any event or circumstance that would cause the dissolution of the Company under the Act.

ARTICLE 4

CAPITAL CONTRIBUTIONS OF THE MEMBERS

4.1         Capital Contributions of the Members. Investor has purchased a 50% interest in the Company from Holtzman and JHVG for $8,085,485.321(the “Investment”) and for purposes of this Agreement, Investor shall be deemed to have made a Capital Contribution in the amount of the Investment; also for purposes of this Agreement Holtzman and JHVG shall be deemed to have made Capital Contributions equal to the amount of the Investment (allocated 99 to 1, respectively, between Holtzman and JHVG, respectively)2. Provided, however, such deemed Capital Contributions shall not be credited to all the Members’ Capital Accounts, which shall be determined and maintained in accordance with Section 7.9.

4.2         No Other Contributions. Except as expressly required by this Article 4, no Member shall have any obligation to make any additional contribution to the Company, nor to advance any funds thereto.

4.3         No Interest Payable. Except as otherwise provided herein, no Member shall receive any interest on its contributions to the capital of the Company.

4.4         No Withdrawals. The capital of the Company shall not be withdrawn, except as hereinafter expressly stipulated.

1 This amount includes, for purposes of determining any returns payable on the Investment, the amount of the Acquisition Fee referred to in Section 9.8)

2 This amount includes, for purposes of determining any returns payable on Holtzman’s and JHVG’s Capital Contributions, the amount of the Recap Fee referred to in Section 9.8)

7

4.5         Additional Contributions. If the Company needs additional funds to protect the assets of the Company, e.g., to pay real estate taxes, to pay Company indebtedness to lenders, or to satisfy contractual, legal or other obligations which the Company is not otherwise able to satisfy, then either Co-Manager may cause a written request for additional capital (a ”Notice to Finance”) to be issued to all Members and, within ten (10) days following the date upon which a Notice to Finance is given, the Members shall contribute to the Company, as additional Capital Contributions, the amount set forth in the Notice to Finance, pro rata, in proportion to their Percentage Interests; provided, however that no obligation to make additional contributions shall be binding on the Members unless both Co-Managers shall have agreed to the terms of the Notice to Finance, which agreement shall be given within ten (10) days following the receipt of the Notice to Finance (or be deemed to have been rejected). Any and all funds contributed by the Members pursuant to this Section 4.5 shall be credited to their Capital Accounts and treated as Capital Contributions for all purposes of this Agreement.

4.6         Delinquency Loan. If a Member (a “Defaulting Member”) fails to make a Capital Contribution that is required as provided in Section 4.5 within the time frame required therein (the amount of the failed contribution and related loan shall be the “Delinquency Advance”), then any of the other Members, provided that they have made the Capital Contribution required to be made by them, in addition to any other remedies they may have hereunder or at law, shall have one or more of the following remedies:

to treat its portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Delinquency Advance, which aggregate loan amount (the “Delinquency Loan”) shall be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member and which loan shall bear interest at the rate of fifteen (15%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Delinquency Loan Rate”), and be payable on a first priority basis by the Company from available Operating Cash Flow and Extraordinary Cash Flow, prior to any distributions made to the Defaulting Member. If each Member has Delinquency Loans outstanding to the Company under this provision, such Delinquency Loans shall be payable to each Member in proportion to the outstanding balances of such Delinquency Loans to each Member at the time of payment. Any advance to the Company pursuant to this Section 4.6(a) shall not be treated as a Capital Contribution made by the Defaulting Member; in lieu of the remedies set forth in subparagraph (a), revoke its portion of such additional Capital Contribution, whereupon the portion of the Capital Contribution made by the non-failing Member shall be returned within ten (10) days with interest computed at the Delinquency Loan Rate by the Company.

8

Notwithstanding the foregoing provisions of this Section 4.6, no additional Capital Contributions shall be required under Section 4.5 from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound; provided, however, if such additional Capital Contribution is required to cure a monetary default thereunder then this provision shall not apply, (ii) any other Member, the Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any loan documents with respect to any loan secured by the Property, or (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates) from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any loan documents with respect to any loan secured by the Property. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

ARTICLE 5

SPE COVENANTS

5.1          Single Purpose Entity Requirements. These SPE Covenants shall be effective for so long as the Freddie Mac Loan from KeyCorp Real Estate Capital Markets, Inc. (together with its successors and assigns, the “Lender”) to the Company, which loan is, or will be secured by a first lien on the Property (as defined in Section 2.3 above), is outstanding and shall be controlling over any conflicting provision of the Agreement. Capitalized terms used in this Article 5 but not defined herein shall have the meanings ascribed to them in the Multifamily Loan and Security Agreement (the “Loan Agreement”) evidencing, securing or otherwise relating to the Freddie Mac Loan.

A.     Until the Freddie Mac Loan is paid in full, the Company shall remain a Single Purpose Entity.

B.     For purposes of these SPE Covenants, a “Single Purpose Entity” means that the Company at all times from the date of the Loan Agreement and thereafter:

1.	will not engage in any business or activity, other than the ownership, operation and maintenance of the Property and activities incidental thereto;

2.	will not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Property and such Personalty as may be necessary for the operation of the Property and will conduct and operate its business as presently conducted and operated;

3.	will preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and will do all things necessary to observe organizational formalities;

9

4.	will not merge or consolidate with any other Person or entity;

5.	will not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, other than Transfers permitted under the Loan Agreement, issue additional partnership, membership or other equity interests, as applicable; or seek to accomplish any of the foregoing;

6.	will not, without the prior unanimous written consent of all of the Company’s partners, members, or shareholders, as applicable, and if applicable, prior unanimous consent of the managers of Borrower or the SPE Equity Owner, take any of the following actions: (A) file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company or any SPE Equity Owner be adjudicated bankrupt or insolvent, (B) institute proceedings under any applicable insolvency law, (C) seek any relief under any law relating to relief from debts or the protection of debtors, (D) consent to the filing or institution of bankruptcy or insolvency proceedings against the Company or any SPE Equity Owner, (E) file a petition seeking, or consent to, reorganization or relief with respect to the Company or any SPE Equity Owner under any applicable federal or state law relating to bankruptcy or insolvency, (F) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property or for any SPE Equity Owner or a substantial part of its property, (G) make any assignment for the benefit of creditors of the Company or any SPE Equity Owner, (H) admit in writing the Company’s or any SPE Equity Owner’s inability to pay its debts generally as they become due, or (I) take action in furtherance of any of the foregoing;

7.	will not amend or restate its organizational documents if such change would cause the provisions set forth in those organizational documents not to comply with the requirements set forth in this Article 5;

8.	will not own any subsidiary or make any investment in, any other Person or entity;

9.	will not commingle its assets with the assets of any other Person or entity and will hold all of its assets in its own name;

10

10.	will not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than, (A) the Freddie Mac Loan (and any further indebtedness as described in Section 11.11 of the Loan Agreement with regard to Supplemental Instruments) and (B) customary unsecured trade payables incurred in the ordinary course of owning and operating the Property provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the original principal amount of the Freddie Mac Loan and are paid within sixty (60) days of the date incurred;

11.	will maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person or entity and will not list its assets as assets on the financial statement of any other Person or entity; provided, however, that the Company’s assets may be included in a consolidated financial statement of a related entity or Affiliate provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such related entity or Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Company’s own separate balance sheet;

12.	except for capital contributions or capital distributions permitted under the terms and conditions hereunder, will only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of Company or any Guarantor, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties;

13.	will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person or entity;

14.	will not assume or guaranty (excluding any guaranty that has been executed and delivered in connection with the Freddie Mac Loan) the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person;

15.	will not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the Loan Documents and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

11

16.	will file its own tax returns separate from those of any other Person or entity, except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and will pay any taxes required to be paid under applicable law;

17.	will hold itself out to the public as a legal entity separate and distinct from any other Person or entity and conduct its business solely in its own name, will correct any known misunderstanding regarding its separate identity and will not identify itself or any of its Affiliates as a division or department of any other Person;

18.	will (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and (ii) pay its debts and liabilities only from its own assets as the same become due, provided that in each instance (a) there exists sufficient cash flow from the Mortgaged Property to do so after the payment of all operating expenses and debt service (but in no event shall the Company satisfy said obligations, debts and/or liabilities from the assets of another entity) and (b) this subpart 18 shall not require any equity owner to make any additional capital contributions to the Company;

19.	will allocate fairly and reasonably shared expenses with Affiliates (including, without limitation, shared office space) and use separate stationery, invoices and checks bearing its own name;

20.	will pay (or cause its Property Manager to pay on behalf of the Company only from the Company’s funds) its own liabilities (including, without limitation, salaries of its own employees) only from its own funds, provided that (a) there exists sufficient cash flow from the Mortgaged Property to do so after the payment of all operating expenses and debt service (but in no event shall the Company satisfy said liabilities from the assets of another entity) and (b) this subpart 20 shall not require any equity owner to make any additional capital contributions to the Company;

21.	will not acquire obligations or securities of its partners, members, shareholders, or Affiliates, as applicable;

22.	except as contemplated or permitted by the property management agreement with respect to the Property Manager, will not permit any Affiliate or constituent party independent access to its bank accounts;

23.	will (i) maintain a sufficient number of employees (if any) in light of its contemplated business operations and (ii) pay the salaries of its own employees, if any, only from its own funds, provided that in each instance (a) there exists sufficient cash flow from the Mortgaged Property to do so after the payment of all operating expenses and debt service (but in no event shall the Company satisfy said obligations from the assets of another entity) and (b) this subpart 23 shall not require any equity owner to make any additional capital contributions to the Company; and; and

12

24.	If an SPE Equity Owner is required pursuant to the Loan Agreement, if the Company is (A) a limited liability company with more than one member, then the Company has and will have at least one member that is an SPE Equity Owner that has satisfied and will satisfy the requirements of Section 6.13(b) of the Loan Agreement and such member is a managing member, or (B) a limited partnership, then all of its general partners are SPE Equity Owners that has satisfied and will satisfy the requirements set forth in Section 6.13(b) of the Loan Agreement. For purposes hereof, JHVG shall constitute the SPE Equity Owner for the Company.

ARTICLE 6

MANAGEMENT AND OPERATIONS OF THE COMPANY

6.1         Management and Operations.

(a)          Subject to Article V above, and the approval of both Managers as to any Major Decision (as defined in Section 6.2), the Company shall be managed by one or more managers (each, a “Manager,” and collectively, the “Managers”). The Managers may also be referred to together as the “Co-Managers,” and individually as a “Co-Manager”). Investor shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and Investor hereby appoints Investor as its initial Manager. JHVG and Holtzman together shall have the power and authority to appoint one (1) Manager without any further action or approval by any Member, and JHVG and Holtzman hereby appoints JHVG as its initial Manager, who shall have responsibility for day-to-day management and operation of the business and affairs of the Company (consistent with applicable business plans, policies and Budgets otherwise established or approved by the Co-Managers), and for implementing Major Decisions that have been approved by the Managers. A Member may only remove and replace a Manager appointed by that Member. Each Manager may appoint one or more of its officers to act on its behalf. Holtzman shall have no other voting or other management decision making authority or power other than by and through JHVG, except with respect to Section 10.6.

(b)          The Managers acting jointly, and each of them if acting with the approval of the other, shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company.

13

(c)         The Managers shall meet once every quarter (unless waived by mutual agreement of the Members) and at such other times as may be necessary for the conduct of the Company’s business on at least five (5) days prior written notice of the time and place of such meeting given by any Manager. Notice of regular meetings of the Managers is not required. Managers may waive in writing the requirement for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Manager shall be deemed a waiver of such notice requirement. Notice of any special meeting shall also be sent by Investor to each of the managers of Investor (the “Bluerock Representatives”). The Bluerock Representatives shall be invited by Investor to attend any quarterly meeting of the Managers, and be provided the right to substantially participate at such meetings in discussions regarding the affairs of the Company, including the operation, management and potential refinancing or sale or other transfer of the Property. The Managers shall consider any matters raised by the Bluerock Representatives in good faith, and shall provide, if requested, direct and substantial access to the Property Manager so that the Bluerock Representatives are able, subject to the terms of the Management Agreement, to substantially and directly participate in decisions regarding the management of the Property. Any meeting of the Managers may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 6.1(c) shall constitute presence in person at such meeting.

(d)         Except as otherwise specifically provided in this Agreement, no Member will act for, deal on behalf of, or bind the Company in any way, other than in its capacity as a Manager of the Company, if any.

6.2          Major Decisions. Each of the following shall constitute a “Major Decision” within the meaning of this Agreement:

A.    Contemporaneously with the date of this Agreement the Company has entered into a management agreement with VGM to manage the Property. Such initial management agreement and any other management agreement with VGM entered into by the Company after the termination or expiration of such initial management agreement, each as they may be amended or restated from time to time, are referred to herein as the “Management Agreement”. The Managers shall have equal approval rights with respect to any change in management of the Property.

B.     Annual Budgets. The annual operating budget and the annual capital expenditures budget will be approved subject to the following terms:

(1)         Annual Operating Budget. The Managers shall have equal approval rights with respect to the annual operating budget. Any annual operating budget as approved pursuant to this Section 6.2(b) is referred to as the “Annual Operating Budget”. To the extent the Annual Operating Budget is not approved prior to the commencement of the fiscal year to which such budget is to relate, the Annual Operating Budget for the prior fiscal year shall continue to apply, subject only to actual increases for real estate taxes, utilities, payroll and insurance.

14

(2)         Annual Capital Budget. The Managers shall have equal approval rights with respect to the annual capital budget. Any annual capital budget as approved pursuant to this Section 6.2(b) is referred to as the “Annual Capital Budget”. To the extent the Annual Capital Budget is not approved prior to the commencement of the fiscal year to which such budget is to relate, the Annual Capital Budget for the prior fiscal year shall continue to apply, subject to the elimination (or reduction) of amounts with respect to any items from such prior year’s budget that were non-recurring items and that were completed in the prior year.

(3)         General. All Budgets shall be submitted by JHVG to Investor no later than by November 15 of the year prior to the year to which the Budget shall apply (provided, however that the current Budgets for 2012 shall have been approved by the Managers prior to the execution of this Agreement). Investor shall provide JHVG with any objections to any proposed Budget within fifteen (15) days following delivery of the same for approval and the Managers shall seek in good faith to achieve a mutually agreeable response to Investor’s objections; provided, however, if the Managers are not able to address the Investor’s objections then such Budget shall not be deemed approved and the parties shall continue to have the other remedies available under this Section.

C.     Financing. The Managers shall have equal approval rights with respect to any loans obtained by the Company, including any refinancing, material amendment, material modification or extension of any loan including the Freddie Mac Loan.

D.     Sale of the Property. Subject to Section 10.6, the Managers shall have equal approval rights with respect to the sale of the Property including marketing the Property for sale, releasing Property information to any broker or anyone else for the purpose of selling or marketing the Property, giving, granting or undertaking any options, rights of first refusal, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets.

15

E.     Affiliate Transaction. It is hereby acknowledged that Investor has approved the Management Agreement referenced in Section 6.2(a) hereof. Holtzman’s affiliate, Village Green Construction LLC (“VGC”) will be engaged as the Owner’s Representative under a separate agreement with the Company, pursuant to which VGC will have certain responsibilities relative to the capital improvements as set forth in the approved capital budget, including monitoring progress of the work, attend meetings with the architect, construction manager and/or general contractor, sub-contractors and suppliers, inspectors and government officials, as necessary, review draw requests and change orders; and perform similar tasks, for which VGC will receive a market rate fee based on total costs, billed during construction with the construction draws. In addition, VG Select, Village Green Interiors and Village Green Communications LLC, affiliates of Holtzman, shall perform services for the Company, including but not limited to decorating, remodeling, advertising, marketing, PR and promotion, and receive compensation on terms no more favorable than any those which would apply to any other third party. In addition, Leading Apartments LLC, an affiliate of Holtzman, which is a corporate provider of housing, may, from time to time and on a non-exclusive basis with other corporate providers, rent apartment units at the Property on terms that are equal to or better than the Company’s existing leasing policies, which policies may include premiums charged for leases with terms of less than 12 months. In addition, such rental shall be at rental rates and other terms no less favorable to the Company than any other third party tenant leases. To the extent not reviewed and approved by Investor prior to the execution of this Agreement, Holtzman shall submit any such agreements with Affiliates of Holtzman to Investor prior to any such agreement becoming effective, and Investor shall have the right to review and approve the proposed terms of any such agreements with Affiliates of Holtzman. Except as set forth in this Article 6, no other Holtzman or JHVG Affiliates may be engaged by the Company with respect to the Property except upon terms which are competitive at that time in the relevant market and after giving notice to, and receiving the approval of, Investor of such contract or payments. Further, in the event of a material default with respect to any agreement between the Company and any Holtzman or JHVG Affiliate, which material default is not cured within the time frame allotted under such agreement, only the Investor Co-Manager shall be authorized to take action with respect to remedies on behalf of the Company relative to such defaulted agreement, including the right to terminate the applicable agreement and to solicit bids for any replacement vendor with respect to the services being performed under the defaulted agreement. In the event that the Investor Co-Manager obtains bids or proposals for any replacement vendor that are satisfactory to Investor, the Investor Co-Manager shall submit such bids or proposals to the other Co-Manager for approval. If the other Co-Manager fails to approve any such bids or proposals within fifteen (15) days thereafter, such failure to agree shall constitute a Deadlock.

F.     Mergers. The Managers shall have equal approval rights with respect to any merger, conversion or consolidation involving the Company or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets or all of the Interests of the Members in the Company, in one or a series of related transactions;

G.     Transfers. Except as expressly provided in Article 10 with respect to Transfers by Investor or a transferee of Investor to a transferee of Investor and with respect to Transfers by Holtzman and/or JHVG or a transferee of Holtzman and/or JHVG to a transferee of Holtzman and/or JHVG as permitted thereunder, the Managers shall have equal approval rights with respect to the admission or removal of any Member or the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

H.     Liquidation. The Managers shall have equal approval rights with respect to any voluntary liquidation, dissolution or termination of the Company;

I.       Additional Acquisitions. The Managers shall have equal approval rights with respect to any acquisition by purchase, ground lease or otherwise, any real property or other material asset, or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

16

J.      Bad Boy Liability. The Managers shall have equal approval rights with respect to any taking of any action by the Company that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Property, the Company, or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence, or for failure to comply with the covenants or any other provisions of such “bad boy” guaranties (each, a “Non-Recourse Carveout Guaranty”);

K.     Amendments. The Managers shall have equal approval rights with respect to any amendment of this Agreement; and

(l)           Additional Capital. The Managers shall have equal approval rights with respect to any decision to call for additional capital under Section 4.5.

6.3         Deadlock. Notwithstanding the foregoing, in the event the Managers do not agree on the Major Decisions (hereinafter referred to as “Deadlock”) then, upon written notice by either Manager to the other, they shall endeavor in good faith to resolve the disputed issue. In the event the Deadlock is not resolved within 30 days after delivery of such notice, the following process shall apply:

(a) If the Deadlock occurs pursuant to Sections 6.2(b), (e), (j) or (l), and is not resolved within ten business days after notice is given, then either Manager may invoke arbitration by giving notice to the other (the “Arbitration Notice”) in which event the dispute shall be determined by arbitration in Detroit, Michigan before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS’ Expedited Arbitration Rules and Procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as those Rules exist on the effective date of this Agreement, including Rules 16.1 and 16.2 of those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration that is authorized by law or by JAMS Rules from a court of appropriate jurisdiction. The arbitrator shall be neutral, independent, impartial and experienced in resolving disputes related to the operation of commercial real estate. If the arbitrator cannot be agreed upon within ten days after the Arbitration Notice, then JAMS shall select the arbitrator in accordance with its rules. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party determined by the arbitrator the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

(b) In the event that two Deadlocks have gone to arbitration as described above, or in the event of a Deadlock which pertains to Sections 6.2(c), (d), (f), (g), (h), (i) or (k), either Manager shall have the right to initiate the sale procedure set forth in Section 10.6; provided, for a period of 36 months from and after the date of this Agreement, neither Manager shall have the right to cause a Deadlock by initiating a decision pursuant to such Sections. Provided further, however, from and after the event of the death or adjudication of incapacity of Jonathan Holtzman, the above referenced 36 month period shall no longer apply.

17

6.4          Operation in Accordance with REOC/REIT Requirements.

(a)           The Members acknowledge that Investor or one or more of its Affiliates (a “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable Investor and such BR Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that Investor notifies the Company would result in Investor or a BR Affiliate from failing to qualify as a REOC. Except as disclosed to Investor, Holtzman and/or JHVG (a) shall not fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by Investor in order to ensure compliance with this Section 6.4.

(b)          Except for the Property and the Freddie Mac Loan (and any refinance thereof), the Company shall not hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Members in writing. No Manager or other Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence.

(c)           The Company may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

(i)         Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii)         Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

18

(iii)         Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, or entering into any lending transaction unless the loan made by the Company meets an exception set forth in Section 856(m)(l) of the Code and (II) the debt is fully secured by mortgages on real property or on interests in real property;

(iv)         Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v)          Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

(vi)         Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii)        Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account or money market fund;

(viii)       Selling or disposing of any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

19

(ix)         To the extent Operating Cash Flow is available, failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

(d)         Notwithstanding the foregoing provisions of this Section 6.4, the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 6.4. For purposes of this Section 6.4, “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 6.4(c)(i) through (c)(ix) as well as any action of which the Company receives timely, advance written notice from Investor or a REIT Member that such action would result in a REIT Member losing its REIT status under IRC Section 856 or would cause such REIT Member to be subject to any punitive taxation pursuant to IRC Section 857(b)(6). The Freddie Mac Loan shall not be considered a REIT Prohibited Transaction. No Manager or other Member shall be liable for a violation of Section 6.4(c) unless such violation is caused by its own willful misconduct or gross negligence.

ARTICLE 7

BOOKS AND RECORDS, AUDITS, TAXES, ETC.

7.1         Books; Statements. In addition to the establishment and maintenance of Capital Accounts pursuant to Section 7.9, the Company shall keep such other books and records as the Members shall determine. The books and records shall be prepared in accordance with generally accepted accounting principles consistently applied. Following the Effective Date, JHVG shall promptly prepare (or cause to be prepared):

A.    Within twenty (20) days following the end of each month, a statement of Operating Cash Flow for each month;

B.     Within twenty (20) days following the end of each month, a monthly cash basis balance sheet and cash basis profit and loss statement, with a cumulative calendar year cash basis balance sheet and cash basis profit and loss statement to date, and a statement of change in each Member’s Capital Account for the preceding month and year to date;

C.     No later than ninety (90) days, after the end of each fiscal year of the Company, a general accounting and audit (review) shall be taken and made by independent certified public accountants of recognized standing, selected by the TMP in accordance with Section 7.6 and retained by the Company, which accounting and/or audit shall cover the assets, properties, liabilities and net worth of the Company, and its dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accountings and audits, and a certified statement shall be furnished to each Member showing the assets, liabilities, properties, net worth, profits, losses, net income, unrecovered Capital Contributions, Operating Cash Flow, Extraordinary Cash Flow, changes in the financial condition of the Company for such fiscal year and each Member’s capital in the Company together with a report of the audit scope and audit findings in the form of a management audit report with an internal control memorandum;

20

D.     Within twenty (20) days following the end of each month, the Company shall furnish or cause the Property Manager to furnish to Investor monthly reports which shall be prepared showing monthly and year to date activity and which shall be furnished (without notice or demand by Investor) as specified in Exhibit D attached hereto and incorporated herein. All reports shall be prepared on an Accrual Basis in accordance with generally accepted accounting principles, and shall be as of each calendar month end. The Company shall furnish or cause the Property Manager to furnish to Investor such other reports as may be reasonably requested by Investor in order for such Member to be able to comply with any reporting requirements that are applicable to any such Member (or any Affiliate of any such Member) under any applicable organizational or offering documents affecting such Member or its Affiliates; and

E.      Within twenty (20) days of the end of each quarter of each Fiscal Year, the Company shall furnish or cause the Property Manager to furnish to Investor such information as requested by Investor as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a “REIT”) and its compliance with any requirements for qualifying as a REIT (the “REIT Requirements”) as shall be requested by Investor. Further, the Company shall require that the Property Manager cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. Investor shall bear the cost of any information or reports provided to Investor pursuant to this Section 7.1(e).

7.2         Where Maintained. The books, accounts and records of the Company shall be at all times maintained at its principal office. If requested by the Company, the Property Manager shall, pursuant to the terms of the Management Agreement, keep and maintain such books, accounts and records.

7.3         Audits. Any Member may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company and may be conducted by employees of any Member, or an Affiliate of any Member, or by independent auditors retained by the Company or by any Member.

21

7.4         Objections to Statements. Upon completion of the audit report described in Section 7.1 (the “Approved Statement”), a comparison shall be made of the actual Operating Cash Flow to the Operating Cash Flow distributed pursuant to Section 9.3. To the extent that the Company has made a distribution to a Member (the “Excess Member”) in excess of the amount which the Excess Member should have received based on a distribution of Operating Cash Flow set forth in the Approved Statement, the Excess Member shall recontribute to the Company within fifteen (15) days after the creation of the applicable Approved Statement the excess amount (the “Excess Amount”) received by it. The Company shall then distribute such Excess Amount (1) first, to any Member who received a distribution less than such Member should have received based on the distribution of Operating Cash Flow set forth in the Approved Statement, an amount equal to such deficiency and (2) second, to the extent of the remaining Excess Amount, in accordance with Section 9.3.

7.5         Tax Returns. The Company shall be treated and shall file its tax returns as a partnership for Federal, state, municipal and other governmental income tax and other tax purposes. The Company shall prepare or cause to be prepared, all Federal, state and municipal partnership tax returns required to be filed. Unless otherwise determined by the Members, such tax returns shall be prepared by independent certified public accountants selected pursuant to Section 7.6, who shall sign such returns as income tax preparers (as defined in Section 7701(a)(36) of the Code). The Company shall submit the returns to each Member for review and approval no later than January 31 of the following year. Each Member shall notify the other Member(s) upon receipt of any notice of tax examination, tax deficiency or tax adjustment of the Company by Federal, state or local authorities.

7.6         Tax Matters Partner. JHVG shall be the tax matters partner (“TMP”), as defined in Section 6231 (a)(7) of the Code, with respect to the Company. The TMP shall comply with the requirements of Section 6221 through 6232 of the Code. Subject to the prior written consent of the Investor, which consent shall not be unreasonably withheld, delayed or conditioned, the TMP shall have the authority, in its reasonable discretion, to select and appoint independent certified public accountants to prepare tax returns and annual audited financial statements for the Company, the expense of which shall be borne by the Company. The Tax Matters Partner (and the Membership Interest of the Tax Matters Partner) shall be free from all claims by the Company or the other Members by reason of any act performed for or on behalf of the Company as the Tax Matters Partner. The Company shall indemnify and hold harmless the Tax Matters Partner from any claim, demand or liability, and from any loss, cost or expense, including, but not limited to, attorneys’ fees and court costs, which may be made or imposed upon the Tax Matters Partner by reason of any act performed for or on behalf of the Company as Tax Matters Partner.

7.7         Tax Policy. The Company shall make any and all tax accounting and reporting elections and adopt such procedures as both Members, in their reasonable judgment, may determine.

7.8         Section 754 Election. At the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of an interest in the Company permitted hereunder or the distribution of property to a Member. Any adjustments resulting from such an election shall be reflected in the Capital Accounts of the Members only to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m). Any Member or transferee first requesting an election hereunder shall reimburse the Company for reasonable out-of-pocket expenses incurred by the Company in connection with such election, including, without limitation, any legal or accountants’ fees; thereafter, each transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each transferee bears to the sum of the interests of all transferees. The Company shall bear the expenses of any adjustments under Section 734 of the Code.

22

7.9         Capital Accounts.  The Company shall maintain a separate Capital Account for each Member. Each Member's Capital Account shall be increased by the amount of cash, and fair market value of any other property, contributed by such Member to the Company’s capital and by the Member's share of any Profits and items of income or gain of the Company. Each Member's Capital Account shall be decreased by the amount of cash and fair market value of any other property distributed to the Member and by the Member's share of any Losses and items of expense or loss of the Company. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, each Member's Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members' Capital Accounts and the amount of capital reflected on the Company's balance sheet as computed for book purposes. Any transferee of an interest in the Company shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. Accordingly, the Investor, as the purchaser of one-half of Holtzman’s and one-half of JHVG’s interest in the Company, shall succeed to 50% of Holtzman’s and JHVG’s Capital Account.

7.10        Ownership Representation. Each Member represents and warrants to the Company and to the other Members that it is a U.S. person as that term is defined under Section 7701(a)(30) of the Code.

ARTICLE 8

FISCAL YEAR

8.1          Calendar Year. The fiscal year of the Company shall be the calendar year. Unless otherwise required by law, the Company taxable year (for income tax purposes) shall also be the calendar year.

ARTICLE 9

DISTRIBUTIONS AND ALLOCATIONS

9.1          Percentage Interests in Company. Except as otherwise expressly provided in this Agreement, the percentage interest of the respective Members in the Company shall be as follows:

Investor	50%
Holtzman	49.5%
JHVG	.5%

The percentage interest of each Member, which is subject to the preferred and priority rights provided for herein, is hereinafter called such Member’s “Percentage Interest.”

23

9.2         Certain Definitions. The following terms shall have the following meanings when used herein:

A.    “Operating Cash Flow” shall mean the net cash realized by the Company from all sources, including, but not limited to, the operations of the Property (but excluding Extraordinary Cash Flow) after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries, including, but not limited to, all operating expenses including all fees payable to the Managers or Property Manager, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection with Company operations.

B.     “Extraordinary Cash Flow” shall mean the net cash realized by the Company from the sale, financing, refinancing, redemption, repayment or other disposition of the Property or of any interest of the Company in or related to the Property, after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries related to such sale, financing, refinancing redemption, repayment or other disposition of the Property, including, but not limited to, all sale or refinancing expenses including all fees payable to the Managers, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection therewith.

C.     “Profit” or “Loss” shall mean, for each fiscal year, the taxable income or loss of the Company for such fiscal year, as the case may be, including any items of income, gain, loss or deduction that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with Federal income tax accounting principles as adjusted by Treasury Regulation Section 1.704-1(b)(2)(iv), provided that (i) any tax-exempt income described in Section 705(a)(1)(B) of the Code and any expenditure described in Section 705(a)(2)(B) of the Code (or so treated pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations), shall be taken into account, (ii) the depreciation, amortization or other cost recovery deduction (if any) taken into account for such fiscal year or other period with respect to any asset the Book Value of which differs from its adjusted tax basis shall be, in lieu of the depreciation, amortization or cost recovery deduction taken into account in computing such taxable income or loss, an amount which bears the same ratio to the Book Value of such asset at the beginning of such fiscal year or other period as the depreciation, amortization or cost recovery deduction taken into account in computing such taxable income or loss bears to the adjusted tax basis of such asset at the beginning of such fiscal year or other period, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)(3); (iii) any gain or loss realized by the Company on the sale or other disposition of any asset of the Company shall be determined by reference to the Book Value of such asset, notwithstanding that its Book Value may differ from its adjusted basis for Federal income tax purposes; and (iv) notwithstanding any other provisions of this Section 9.2(c), any items that are specially allocated pursuant to Section 9.6, and any items allocated solely for tax purposes pursuant to Section 9.7, shall be excluded from Profit and Loss.

24

D.     The terms “partnership minimum gain,” “partner nonrecourse debt minimum gain,” “partner nonrecourse debt,” “nonrecourse deductions,” and “partner nonrecourse deductions” shall have the respective meanings ascribed to them in Section 1.704-2 of the Regulations.

E.      The term “Preferred Return” shall mean, with respect to each Member, an amount equal to a cumulative return, compounded annually, on each Member’s Unreturned Capital Contributions, at 9%.

9.3         Cash Flow Distributions.

A.     Operating Cash Flow. The Company shall distribute Operating Cash Flow for each calendar month during the term of the Company in which there is Operating Cash Flow based on the operating statements prepared by the Property Manager pursuant to the Management Agreement and approved by the Members, said distribution to be made not later than ten (10) days after the end of each such calendar month to the Members as follows:

(i) first, an amount equal to the Preferred Return payable to Investor for the current month and any unpaid Preferred Return for all prior months of the current fiscal year and all prior fiscal years of the Company;

(ii) second, an amount equal to the Preferred Return payable to Holtzman and JHVG for the current month and any unpaid Preferred Return for all prior months of the current fiscal year and all prior fiscal years of the Company; and

(iii) third, any balance remaining to the Members pro rata in accordance with their applicable Percentage Interests.

B.     Extraordinary Cash Flow. The Company shall distribute Extraordinary Cash Flow within 3 business days of the completion of a Major Capital Event (or completion of the sale of the Entire Interest pursuant to Section 10.6, as applicable) to the Members pro rata, in accordance with their respective Percentage Interests, subject to the following adjustment: If all amounts distributed to Investor will not provide Investor with an IRR of at least nine percent (9%), then the amount to be distributed to Holtzman and JHVG under this Section 9.3(b) will be adjusted downward and the amount to be distributed to Investor under this Section 9.3(b) will be adjusted upward to an amount which will provide Investor with an IRR of at least nine percent (9%);

C.     Provided further, however, that if the Company is being liquidated and dissolved as a result of the Major Capital Event which generated such Extraordinary Cash Flow, the assets of the Company (including such Extraordinary Cash Flow) shall be distributed as provided in Article 13 hereof.

25

9.4         Allocation of Profits and Losses For Capital Account Purposes.

A.    After giving effect to the allocations set forth in Section 9.6 hereof, items entering into the computation of Profit or Loss for any fiscal year shall be allocated among the Members so that the Capital Account of each Member, increased by such Member’s “share of partnership minimum gain” and “share of partner nonrecourse debt minimum gain” (as so increased, a Member’s Capital Account is hereinafter referred to as such Member’s “Augmented Capital Account”), is, as nearly as possible, positive in the amount that would be distributed to such Member if the Company were to distribute an amount equal to any positive balance in Augmented Members’ Capital between the Members pursuant to Section 9.3(b) hereof (determined without regard to the proviso at the end of Section 9.3(b)); provided, however, that no Loss shall be allocated to any Member for any fiscal year to the extent that such Loss would create or increase a deficit in such Member’s Adjusted Augmented Capital Account.

B.     For purposes of this Agreement:

(1)         “Augmented Members’ Capital” at the end of any year means the total amount of capital (assets, at their respective Book Values, minus liabilities) appearing on the Company’s balance sheet for capital accounting purposes (taking into account Profit or Loss and all items of income, gain, expense or loss for such year), increased by the amount of “partnership minimum gain” and “partner nonrecourse debt minimum gain” of the Company at the end of such year.

(2)         “Adjusted Augmented Capital Account” means, with respect to any Member as of the end of any fiscal year, such Member’s Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6), and (ii) increased by any deficit in such Member’s Capital Account that such Member is deemed obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) as of the end of such fiscal year.

(3)         All terms set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in Treasury Regulation Section 1.704-2.

9.5         Distributed Property. Notwithstanding the foregoing provisions of Article 9, upon the distribution of property to a Member, or adjustment in the Book Value of property pursuant to Section 4.7, for the purposes of computing Profits and Losses, such property shall be treated as if it had been sold for its fair market value on the date of such distribution.

9.6         Special Allocations. The following special allocations shall be made in the following order:

A.    Any “nonrecourse deductions” shall be allocated among the Members in accordance with their Percentage Interests.

B.     For purposes of determining the Members’ respective shares of “excess nonrecourse liabilities” of the Company under Treasury Regulations Section 1.752-3, each Member’s “percentage interest in partnership profits” shall be equal to such Member’s Percentage Interest.

26

C.     Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 9, if there is a net decrease in “partnership minimum gain” during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in “partnership minimum gain,” determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 9.6(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

D.     Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 9, if there is a net decrease in “partner nonrecourse debt minimum gain” attributable to a “partner nonrecourse debt” during any Company taxable year, each Member who has a share of the “partner nonrecourse debt minimum gain” attributable to such “partner nonrecourse debt,” determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in “partner nonrecourse debt minimum gain” attributable to such “partner nonrecourse debt,” determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 9.6(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

E.      Any “partner nonrecourse deductions” for any taxable year shall be specially allocated to the Member who bears the economic risk of loss with respect to the ‘partner nonrecourse debt” to which such “partner nonrecourse deductions” are attributable in accordance with Regulations Section 1.704-2(i)(1).

F.      The allocation contained in this Section 9.6(f) is intended to be a “qualified income offset” as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with such regulation. After giving effect to the other allocations set forth in this Section 9.6, items of gross income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Member’s Adjusted Augmented Capital Account to the extent that such deficit is created or increased by any unexpected adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).

27

9.7         Allocations of Profits and Losses for Tax Purposes. The following allocations are solely, for tax purposes, and shall not affect the Members’ Capital Accounts:

A.    For federal tax purposes, in accordance with Section 704(c) of the Code, gain with respect to any property which may be contributed shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company and the fair market value at the time of contribution in accordance with Section 704(c) of the Code. Any difference between the Book Value and tax basis of any property resulting from a revaluation pursuant to Section 4.7 above shall also be taken into account under the principles of Section 704(c) of the Code and the regulations thereunder using the so-called “traditional method” of Section 1.704-3(b) of the Regulations unless the Members otherwise expressly agree.

B.     Consistent with Treasury Regulation Section 1.1245-1(e) (or its successor), any recapture of depreciation deduction shall be allocated to the Member to whom (or to the predecessors in interest of whom) were allocated the prior depreciation deductions.

C.     The Company shall elect, under Sections 743 and 754 of the Code, to adjust the Investor’s share of the tax basis of the Company’s assets to take account of the Investor’s purchase of interests in the Company from Holtzman and JHVG. Any change in the amount of the depreciation deducted by the Company, and any change in the gain or loss of the Company, for Federal income tax purposes, resulting from such adjustment, shall be allocated entirely to the Investor; provided, however, neither the Capital Accounts of, nor the amount of any cash distributions to, the Members shall be affected as a result of such election, and the making of such election shall have no effect except for Federal income tax purposes.

9.8         Acquisition Fee and Recap Fee. On the date Investor acquires its interest in the Company, Bluerock Real Estate, L.L.C shall earn, and the Company shall pay, an acquisition fee (the “Acquisition Fee”) equal to (a) one percent (1%) of the value of the Property as of Closing, as agreed to by and between the Members as of the closing multiplied by (b) the Percentage Interest of Investor in the Company (i.e. 50%). The Acquisition Fee shall be paid to, or as directed by, Bluerock Real Estate, L.L.C. The funding of the Acquisition Fee shall constitute part of the Capital Contributions being remitted by Investor, and shall be included in the calculation of any returns payable to Investor on Investor’s Capital Contributions. In addition, on the date Investor acquires its interest in the Company, Holtzman shall earn, and the Company shall pay, a recapitalization fee (the “Recap Fee”) in the amount of $150,000. The Recap Fee shall be paid to, or as directed by, Holtzman. The funding of the Recap Fee shall constitute part of Holtzman’s and JHVG’s Capital Contributions, and shall be included in the calculation of any returns payable on Holtzman’s and JHVG’s Capital Contributions.

28

ARTICLE 10

ASSIGNMENT AND OFFER TO PURCHASE

10.1        Transfers. The Members, or any assignee or successor in interest of the Members, may not, directly or indirectly, sell, assign, give, pledge, hypothecate, encumber or otherwise transfer its interest in the Company, or in any part thereof, or in all or any part of the assets of the Company, other than as provided in this Article 10. A sale, assignment or other transfer by Investor or Holtzman or JHVG of a portion of its equity interest (a “Partial Interest”) or its entire equity interest in the Company (an “Entire Interest”) to an Affiliate (which shall for purposes hereof include the BR REIT or REIT Member with respect to Investor) shall be a transfer permitted under this Article 10 and neither Investor nor JHVG nor Holtzman shall be required to obtain the consent of, nor offer the interest to be sold, assigned or transferred to, any other Member; provided that (a) any Affiliate of Holtzman or JHVG shall be managed, directly or indirectly, by or otherwise under the control of Jonathan Holtzman, (b) any such transfer shall be permitted under any applicable loan documents securing the Freddie Mac Loan and/or any other loans secured, in whole or in part, by the Property, (c) the transferring party shall give written notice of any such transfer to the other Member and (d) any transfer of an indirect, non-controlling interest in any Member shall not constitute a transfer under this Agreement.

10.2        Intentionally Omitted

10.3        Assumption by Assignee. Any assignment of either a Partial Interest or an Entire Interest in the Company under this Article 10 shall be in writing, shall, unless specifically permitted under Section 10.1 with respect to transfers to Affiliates, require the consent of the other Members (which consent shall not be unreasonably withheld, delayed or conditioned), and shall be an assignment and transfer of all of the assignor’s rights and obligations hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations existing or arising at the time of and subsequent to such assignment with respect to the transferred interest. Upon any such permitted assignment of the assignor’s Interest, and after such assumption, the assignee shall become a Member in place of (or in the case of a Partial Interest in addition to) the assignor and the assignor shall, in the case of an assignment of the Entire Interest, be relieved of its agreements and obligations hereunder arising after such assignment. An executed counterpart of each such assignment, whether of a Partial Interest or an Entire Interest, in the Company and assumption of a Member’s obligations shall be delivered to each Member and to the Company. The assignee shall pay all expenses incurred by the Company in (i) admitting the assignee as a Member and/or (ii) complying with and satisfying any mortgage lender requirements and charges relative to such assignment. Except as otherwise expressly provided herein, no permitted assignment shall terminate the Company.

As a condition to any assignment of an Interest, the selling Member shall obtain such consents as may be required from lenders and other third parties, if any, or waivers thereof. The other Members shall, if such transfer is consented to by such Member or does not require any such Member consent, reasonably cooperate with the assigning Member in obtaining such consents or waivers.

10.4        Amendment of Certificate of Formation. If an assignment of an Entire Interest in the Company shall take place pursuant to the provisions of this Article 10, then the continuing Members promptly thereafter shall cause to be filed, to the extent necessary, an amendment to the Company’s Certificate of Formation with all applicable state authorities, together with any necessary amendments to the fictitious or assumed name(s) of the Company in order to reflect such change or take such similar action as may be required.

29

10.5        Other Assignments Void.

A.    Except as otherwise provided in this Article 10, no other sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer (including any transfer by dissolution, merger or distribution of assets) by a Member of its interest in the Company, or in any part thereof, or in all or any part of the assets of the Company shall be permitted. Any purported assignment or transfer of an interest in the Company not otherwise permitted by this Article 10 shall be null and void and of no effect whatsoever.

B.     Except as otherwise permitted in Section 10.1 hereof, any Member which is an incorporated or unincorporated business or limited liability company and any permitted assignee of any Partial Interest or of the Entire Interest of such Member shall not permit, without the prior written consent of Investor, which consent shall not be unreasonably withheld, the admission of any new equity interest holder to such entity or the assignment to any person or entity, who is not now an equity interest holder or an Affiliate of an equity interest holder in such entity, of any kind of interest whatsoever in such entity. Notwithstanding anything in this Agreement to the contrary, membership interests in Holtzman may be transferred to or among employees of Holtzman at any time without the prior written consent of Investor, provided that (i) Jonathan Holtzman directly owns at least twenty-five percent (25%) of the equity of Holtzman and (ii)  Jonathan Holtzman is the controlling “Manager” of Holtzman.

C.     Notwithstanding any provision in this Section 10.5 to the contrary, any Member which is an incorporated or an unincorporated business entity may admit additional equity participants to such entity, provided that (x), subject to the last sentence of Section 10.5(b) above, at no time will the equity holders of such entity at the time such entity becomes a Member under this Agreement own, in the aggregate, less than the requisite voting equity interests in such entity pursuant to the Freddie Mac Loan documents, and (y) in the case of Holtzman and JHVG, at no time will management and control of such entity, directly or indirectly, be vested in any party or parties other than in Jonathan Holtzman.

10.6        Right to Cause Sale of Property.

(a) By consent of the Managers, the Members may, at any time, decide to sell the Property on terms and conditions unanimously acceptable to the Members. In such event, the Company shall employ, at the Company’s expense, an exclusive broker or investment banker to market the Property, and the marketing process carried out by such broker or investment banker will conclusively determine the fair market value of the Property.

30

(b) Absent unanimous consent of the Managers, in the event of a Section 6.3(b) Deadlock, or any time subsequent to three (3) years after the Effective Date, either Manager may require the sale by the Company of the Property (or Investor’s Entire Interest) under the following terms and conditions:

(i)	The Managers shall, in good faith, attempt to negotiate mutually agreeable price and terms for a period of up to 60 days, and following a resolution of such terms and price, Holtzman shall have the right to purchase the Property (or the Investor’s Entire Interest) for such price and terms by giving Investor written notice of such election within ten (10) days thereafter. Failing the parties ability to come to terms on acceptable price and terms of sale, Investor shall provide Holtzman with a letter of intent specifying the general terms upon which Investor desires to sell the Property (the “Offering Notice”), which Offering Notice shall provide for at least 90 days to close, and Holtzman shall have a right of first offer (the “Right of First Offer”) to purchase the Property on the same terms and conditions set forth in the Offering Notice (or to purchase Investor’s Entire Interest on equivalent terms). Holtzman shall have thirty (30) days after receipt of the Offering Notice to notify Investor in writing of its election to exercise its Right of First Offer.

(ii)	If Holtzman exercises its Right of First Offer to purchase the Property (or Investor’s Entire Interest) on the same terms and conditions set forth in the Offering Notice, then the closing shall proceed in accordance with the Offering Notice. If Holtzman declines to exercise its Right of First Offer, or Holtzman fails to notify Investor in writing, within the foregoing thirty (30) day period, with respect to whether Holtzman desires to exercise its Right of First Offer, then the parties shall commence the appraisal process described on Exhibit C attached hereto. Upon the delivery of the written, final “Appraised Value” (defined in Exhibit C) of the Property, the Right of First Offer shall be automatically revised to include a price equal to the Appraised Value of the Property, unless Investor determines, in its sole discretion, within twenty (20) days after delivery of the Appraisal Value (“Investor Notice Period”) that it does not wish to proceed with the sale, in which event Investor shall notify Holtzman in writing of such election and the sale process will be cancelled. If Investor does not elect to cancel the sale pursuant to the previous sentence in this subsection (ii), Holtzman shall have twenty (20) days from the sooner of the expiration of the Investor Notice Period, or date of receipt of Investor’s notice that it does not elect to cancel, in which to notify Investor in writing of its election to exercise its Right of First Offer at the updated price. In the event that Investor elects to cancel the sale during the Investor Notice Period, then thereafter, either Manager may elect to send an Arbitration Notice to the other relative to the Deadlock event which caused this buyout process to be initiated in the first place.

31

(iii)	If Holtzman exercises its Right of First Offer to purchase the Property at the updated price, then the closing shall proceed in accordance with the Offering Notice. If Holtzman further declines to exercise its Right of First Offer, or Holtzman fails to notify Investor in writing, within the foregoing twenty (20) day period, with respect to whether Holtzman desires to exercise its Right of First Offer, then, for a period of one (1) year after the date of Holtzman’s rejection (or deemed rejection) of its Right of First Offer, Investor shall be entitled to require the Company to sell the Property. Such sale shall be on substantially the same terms as are set forth in the Offering Notice. For purposes hereof, a sale shall be on “substantially the same terms” as are set forth in the Offering Notice, if (A) the purchase price paid by a third party is at least equal to or greater than ninety-five percent (95%) of the Appraised Value and (B) the remaining material terms are not materially less favorable to the Company than those terms set forth in the Offering Notice.

10.7        Provisions Generally Applicable to Sales. The following provisions shall be applicable to sales under Sections 10.6 and/or 13.2, as indicated:

A.    For purposes of any sale of an Entire Interest of a Member, the Members shall adjust the purchase price to reflect liabilities and income of the Company not reflected in the Company’s financial statements available to all Members at the time of the notice of election. The purchase price, as so adjusted, shall be subject to such post-closing adjustments as the circumstances may require. The amount to be paid shall be calculated based on the purchase price, as so adjusted, and distributable pursuant to the calculation set forth in Section 9.3(b), payable by wire transfer of immediately available funds to the seller’s account. All prorations of real estate taxes, rents, etc., shall be made as of the date of sale. All transfer taxes and recording fees shall be paid for by the party usually charged with such payment under local custom.

B.     In connection with the sale of any Member’s Entire Interest to another Member, if there shall be one or more outstanding Loan(s) by the selling Member to the Company, such Loan(s), including interest thereon accrued and unpaid, shall be purchased at par by the purchasing Member for the principal amount thereof and accrued and unpaid interest thereon as a condition precedent to such sale. The purchase price for such Loan(s) shall be paid by wire transfer of immediately available funds to the selling Member’s account. At the closing, the selling Member shall deliver to the purchasing Member each note and bond evidencing such Loan(s) and all documents securing the same and an assignment or satisfaction, at purchasing Member’s option and in a form acceptable to the purchasing Member.

32

C.    On payment of the purchase price for an Entire Interest, the purchasing Member shall, at its option, either (1) obtain a release of the selling Member from all liability, direct or contingent, by all holders of all Company debts, obligations or claims against the Company for which any Member is or may be personally liable except for any debts, obligations or claims which are fully insured by public liability insurer(s) acceptable to the selling Member, or (2) cause all such debts, obligations or claims to be paid in full at the closing, or (3) deliver to the selling Member an agreement in form and substance satisfactory to the selling Member from the Company to defend, indemnify and save the selling Member harmless from any actions, claims or loss arising from any debt, obligation or claim of the Company arising prior to date of sale.

D.    All Members (including the selling Member) shall be entitled to any distributions of Operating Cash Flow from the Company following the giving of the notice of election and until the closing.

E.     At the closing of the sale of the Entire Interest of a Member, the selling Member shall execute an assignment of its interest in the Company, free and clear of all liens, encumbrances and adverse claims, which assignment shall be in form and substance reasonably satisfactory to the purchasing Member, and such other instruments as the purchasing Member shall reasonably require to assign the Entire Interest of the selling Member to such person or entity as the purchasing Member may designate. For any sale or transfer under this Article 10, the purchasing Member may designate an assignee to take ownership of the Entire Interest, which assignee need not be an Affiliate of the Purchasing Member, subject to the other Members’ reasonable consent.

F.     In the event of a purchase and sale pursuant to Section 13.2, the Company shall be dissolved and terminated as of the closing date of the sale, and on the closing date the Members shall execute and file a Certificate of Cancellation of the Company’s Certificate of Formation. The Members shall reasonably cooperate in taking all steps necessary in connection with the dissolution and termination of the Company.

G.     At the election of the purchasing Member, the purchase and sale of an Entire Interest will be structured to avoid, if possible, a termination of the Company for Federal tax purposes and/or under the Act.

H.    Any transfer or purported transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Members determine in their sole discretion that:

(i)          the transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

33

(ii)         the transfer would result in a termination of the Company under Code Section 708(b) (except for transfers specifically approved by the Members or Affiliate Transfers pursuant to 10.1);

(iii)        as a result of such transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)        if as a result of such transfer the aggregate value of Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(v)         as a result of such transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 10.7(b)(v), a Person (the “Beneficial Owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “Flow-Through Entity”) shall be considered a member, but only if (i) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation.

ARTICLE 11

DISSOLUTION OR BANKRUPTCY OF A MEMBER

11.1        Bankruptcy, etc. In the event:

A.    any Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or seek any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under the present or any future Federal bankruptcy code or any other present or future applicable Federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or its interest in the Company (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment); or

34

B.     a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy code or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry for such order, judgment or decree (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree) or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of said Member’s property or its interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

C.     any Member shall admit in writing its inability to pay its debts as they mature; or

D.     any Member shall give notice to any governmental body of insolvency, or pending insolvency, or suspension or pending suspension of operations; or

E.      any Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

then, any such event shall cause the dissolution of the Company and the other Member shall be the Liquidating Member.

11.2        Reconstitution. Notwithstanding the provisions of Section 11.1, the remaining Members may, within ninety (90) days of any event described in this Article 11, agree by unanimous written consent to (1) continue the Company or (2) transfer the assets of the Company to a newly organized entity and accept ownership interests in such entity in exact proportion to their respective interests in the Company at the time of dissolution, provided that at the time the event described in this Article 11 occurs, the Company has at least two (2) continuing Members. An appropriate amendment to or cancellation of the Certificate of Formation and all other filings required by law shall be made in accordance with any action taken pursuant to this Section 11.2.

ARTICLE 12

DEFAULT

12.1        Defaults. After the Effective Date, if any Member fails to perform any of its obligations hereunder, breaches any of the terms, conditions or covenants of this Agreement, then the other Member (“Nondefaulting Member”) shall have the right to give such Member (“Defaulting Member”) a notice of default (“Notice of Default”). The Notice of Default shall set forth the nature of the obligation which the Defaulting Member (or its Affiliate, if applicable) has not performed.

35

A.    If such default is not curable by the payment or expenditure of money and if, within the thirty (30) day period following receipt of the Notice of Default or within such shorter time period that may be specified in the Affiliate Agreement, the Defaulting Member (or its Affiliate, if applicable) in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, or within such shorter time period that may be specified in the Affiliate Agreement, then it shall be deemed that the Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If, within such thirty (30) day period, or within such shorter time period that may be specified in the Affiliate Agreement, the Defaulting Member (or its Affiliate, if applicable) does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, then the Nondefaulting Member shall have the rights set forth in Section 12.1(c).

B.     If such default is curable by the payment or expenditure of money other than a default described in Section 4.6 which sets forth its own time periods for cure, and if such sums of money shall be paid within fifteen (15) days after receipt of the Notice of Default with respect thereto, or within such shorter time period as may be specified in the Affiliate Agreement, then it shall be deemed that such Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If such sums are not so paid within such fifteen (15) day period, or within such shorter time period as may be specified in the Affiliate Agreement, then the Nondefaulting Member shall have the rights set forth in Section 12.1(c) in addition to the rights under Section 4.5 (to the extent applicable).

C.     If any default is not cured as set forth in Sections 12.1(a) or 12.1(b) or if any default set forth in Section 12.1(c) occurs, the Nondefaulting Member shall have the right to terminate this Agreement by giving the Defaulting Member written notice thereof, whereupon such default may be treated by the Nondefaulting Member as a dissolution of the Company, and the Nondefaulting Member shall be the “Liquidating Member”.

Failure by a Nondefaulting Member to give any notice of a default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived nor shall any duty to be performed be altered or modified except by written instrument. One or more waivers or failure to give notice of default shall not be construed as a waiver of a subsequent or continuing breach of the same covenant.

12.2        Negation of Right to Dissolve by Will of Member. Except as set forth in Articles 4, 10 and 11 and in Section 12.1, no Member shall have the right to terminate this Agreement or dissolve the Company by its express will or by withdrawal without the consent of the Managers. Upon any dissolution occurring by operation of law or caused by the express will or withdrawal of one of the Members in contravention of this Agreement, the Members not causing the dissolution shall be the Liquidating Member; provided however if the Members causing the dissolution are either Holtzman or JHVG, then the Investor shall be the Liquidating Member.

36

12.3        Non-Exclusive Remedy. The rights granted in Section 12.1 shall not be deemed an exclusive remedy of the Nondefaulting Member, but all other rights and remedies, legal and equitable, shall be available to it.

ARTICLE 13

DISSOLUTION

13.1        Winding Up by Members. Upon dissolution of the Company by expiration of the term hereof, by operation of law, by any provision of this Agreement or by agreement among the Members, the Company’s business shall be wound up and all its assets distributed in liquidation. In such dissolution, except as otherwise expressly provided in Articles 4, 10, 11 and 12, the Members shall be co-liquidating Members. In such event the Members shall have the right to wind up the Company and shall proceed to cause the Company’s property to be sold and to distribute the proceeds of sale as provided in Section 13.4. Except in respect of (i) all assets on which a single, non-severable mortgage or other lien will be in effect after such distribution, and (ii) any assets which the Members shall determine are not readily severable or distributable in kind, the Members, to the extent that liquidation of such assets is not required to fulfill the payments, if any, under subsections (a), (b), (c), (d) and (e) of Section 13.4, shall, if they agree, have the right to distribute, in kind, all or a portion of the assets of the Company to the Members.

13.2        Winding Up by Liquidating Member. In a dissolution pursuant to either Articles 4, 10, 11 or 12, the Liquidating Member shall be as therein provided and such Liquidating Member shall have the right to wind up the Company and cause the Company’s assets to be sold and the proceeds of sale distributed as provided in Section 13.4.

13.3        Distributions of Operating Cash Flow. Subject to Section 13.4 hereof as to proceeds of liquidation, upon the dissolution of the Company for any reason during the period of liquidation and until termination of the Company the Members shall continue to receive the Operating Cash Flow and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

13.4        Distributions of Proceeds of Liquidation. For purposes of this Section 13.4, “proceeds of liquidation” shall equal cash available for liquidation, net of liens secured by the Property, provided that neither the Company nor any of the Members shall be personally liable on, or they shall be released from such debts. The proceeds of liquidation shall be applied in the following order of priority:

A.    First. To the payment of:

(1)         debts and liabilities of the Company except Delinquency Loans (as referenced in Sections 13.4(c) and (d) below) that may have been made by any of the Members to the Company, and

37

(2)         expenses of liquidation.

B.     Second. To the setting up of any reserves which the Liquidating Member or Members, as the case may be, may deem necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. Said reserves may be deposited by the Company in a bank or trust company acceptable to the Liquidating Member or Members, as the case may be, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Member or Members, as the case may be, shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided.

C.     Third. To the repayment of any Delinquency Loans that may have been made by any of the Members pursuant to Section 4.6, but if the amount available for such repayment shall be insufficient to repay all Loans, then repayment shall be made pro rata in accordance with the outstanding principal balances, including accrued interest, on such Loans.

D.     Fourth. To the repayment of any Delinquency Loans that may have been made by any of the Members pursuant to Section  4.6, but if the amount available for such repayment shall be insufficient to repay all Delinquency Loans, then repayment shall be made in the same manner as provided in Section 4.6.

E.      Fifth. Any remaining amount shall be distributed pursuant to Section 9.3(b).

No Member shall be obligated to make any contributions to the Company as a result of such Member having a negative balance in its Capital Account.

13.5        Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses normally attendant upon a liquidation.

13.6        Financial Statements. During the period of winding up, the Company’s then independent certified public accountants shall prepare and furnish to each of the Members, until complete liquidation is accomplished, all the financial statements provided for in Section 7.1.

13.7        Restoration of Deficit Capital Accounts. At no time during the term of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to another Member or to any other person to restore such deficit balance.

38

ARTICLE 14

LIABILITY/INDEMNIFICATIONS

14.1        Liability. A Member shall not be personally liable for the debts, liabilities or obligations of the Company. Notwithstanding the foregoing, a Member will be liable for any distributions made to it, if, after such distribution, the outstanding liabilities of the Company (other than liabilities to Members on account of their interests in the Company and liabilities for which the recourse of creditors is limited to specific Company property) exceed the fair value of the Company’s assets (provided that the fair value of Company property that secures recourse liability shall be included only to the extent its fair value exceeds such liability) and the Member had knowledge of this fact at the time the referenced distribution was received.

14.2        Exculpation of Members, Managers and Their Representatives. No Member or Manager shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or Manager. For purposes of this Section 14, officers, directors, employees, agents, appointees and other representatives of the Member or of the Manager, or of their respective Affiliates, who are functioning on behalf of such Member or Manager in connection with this Agreement (collectively, “Representatives”) shall receive the same benefits of exculpation from liability and of indemnification, as provided to Members or Managers as set forth herein.

14.3        Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Managers and the Representatives (each, an “Indemnitee”) from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (a)(i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any liability under Non-Recourse Carveout Guaranties triggered as a result of such Indemnitee’s breach thereof), (ii) their status as Members, Managers or Representatives of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company), if (b) the Indemnitee’s acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct. The foregoing notwithstanding, nothing herein shall be construed to cause the Company to indemnify and hold harmless any Indemnitee from any liability under a Non-Recourse Carveout Guaranty to the extent that any such liability thereunder arises as a result of a bad act (e.g. fraud, misrepresentation, gross negligence, etc.) of any Indemnitee and, to the extent there is a separate backstop agreement or other indemnity arrangement by and between the Indemnitees with respect to any such liability, the parties thereto shall first pursue their recover under any such backstop agreement before pursuing any indemnification against the Company with respect to any such Non-Recourse Carveout Guaranty and no party that is held liable for any payment under any such backstop agreement or other indemnification agreement shall be entitled to recover any payments made by such Indemnitee with respect to any such indemnification obligations from the Company pursuant to this Section. Reasonable expenses incurred by the Indemnitee in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

39

14.4        Indemnification by Members for Misconduct.

(a)          Holtzman and JHVG hereby indemnify, defend and hold harmless the Company, Investor, each permitted transferee of Investor and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Holtzman or JHVG.

(b)          Investor hereby indemnifies, defends and holds harmless the Company, Holtzman, JHVG, each permitted transferee of Holtzman and/or JHVG and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Investor.

14.5        General Indemnification by the Members.

(a)          Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party or its Affiliates, whether in this Agreement, an Affiliate Agreement or in any other agreement with respect to the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company.

(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 14.5 shall be limited to such Indemnifying Party’s Interest in the Company.

40

14.6        Survival. The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 14 shall survive termination of this Agreement.

ARTICLE 15

NOTICES

15.1        In Writing; Address. All notices, elections, offers, acceptances, demands, consents and reports (collectively “notices”) provided for in this Agreement shall be in writing and shall be given to the Company, the Members or the other Member at the address set forth below or at such other address as the Company or any of the parties hereto may hereafter specify in writing.

to Investor:

BR VG Ann Arbor JV Member, LLC

c/o Bluerock Real Estate, LLC

70 East 55th Street, 9th Floor

New York, NY 10022

Attn. Jordan Ruddy and Michael Konig

Email: jruddy@bluerockre.com and

Mkonig@bluerockre.com

Fax: (646) 278-4220

with a copy to:	Hirschler Fleischer 2100 East Cary Street Richmond, VA 23223-7078 Attn. S. Edward Flanagan Email; eflanagan@hf-law.com Fax (804) 644-0957
to Holtzman:	Village Green Companies 30833 Northwestern Highway, Suite 300 Farmington Hills, Michigan 48334-2551 Attention: Jonathan Holtzman Email: jholtzman@villagegreen.com Fax: 248-538-2727
with a copy to:	Jonathan R. Borenstein, Esq. Honigman Miller Schwartz and Cohn LLP 39400 Woodward Avenue Suite 101 Bloomfield Hills, MI 48304-5151 Email: jrb@honigman.com Fax: 248-566-8413

41

All notices hereunder shall be deemed sufficiently given or served for all purposes when delivered (i) by personal service or courier service, and shall be deemed given on the date when signed for or, if refused, when refused by the person designated as an agent for receipt of service, (ii) by facsimile transmission to any party hereto at the Fax numbers above stated or such other Fax numbers of which a party shall have notified the party giving such notice in writing as aforesaid, (iii) by email to any party hereto at the email address above stated or such other email address of which a party shall have notified the party giving such notice in writing as aforesaid, or (iv) by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office or sent by any reputable overnight courier service that obtains a signature upon delivery and shall be deemed to have been received by the addressee on the third business day following the date of such mailing. Such notices, demands, consents and reports may also be delivered by hand, or by any other method or means permitted by law. For purposes hereof, notices may be given by the parties hereto or by their attorneys identified above.

15.2        Copies. A copy of any notice, service of process, or other document in the nature thereof, received by any Member from anyone other than the other Members, shall be delivered by the receiving Member to the other Members as soon as practicable.

ARTICLE 16

MISCELLANEOUS

16.1        Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of any party hereunder shall be in writing.

16.2        Estoppel Certificates. Each Member shall at any time and from time to time upon not less than twenty (20) days prior written notice from any other Member execute, acknowledge, and send to the other Members a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications) and stating whether or not as to all Members any Member is in default in keeping, observing or performing any of the terms contained in this Agreement, and if in default, specifying each such default (limited, as regards the other’s defaults, to those defaults of which the certifying Member has knowledge).

16.3        Limitation on Liability. Except as set forth in Section 14, the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 4.1. Except as set forth in Section 14, any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 9.3 hereof. Except as set forth in Section 14, any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

42

16.4        Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of Investor, JHVG and Holtzman as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Members. Any change in the name of the Property must be approved by the Members.

16.5        Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

16.6        Uniform Commercial Code. The interest of each Member in the Company shall be an “uncertificated security” governed by Article 8 of the Michigan UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an “uncertificated security” thereunder.

16.7        Public Announcements. None of the Members nor any of their Affiliates shall, without the prior approval of the other Members, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.

16.8        Interpretation. This Agreement and the rights and obligations of the Members hereunder shall be interpreted in accordance with the laws of the State of Michigan.

16.9        Entire Agreement. This instrument and the other documents referenced or attached as Exhibits contain all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company and supersede all prior agreements.

43

16.10      References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

16.11      Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

16.12      Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

16.13      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

16.14      Confidentiality. The terms and provisions of this Agreement shall be kept confidential and shall not, without the other Member’s prior written consent (which shall not be unreasonably withheld), be disclosed by a Member or by a Member’s agents, managers, members, representatives and employees to any person or entity that this Agreement has been signed and exists; provided, however, that this Section 16.14 shall not prohibit the disclosure of the terms of this Agreement by any Member to its agents for business reasons consistent with Section 2.4 or to its members or prospective members, investors, lenders other business partners or prospective business partners or as otherwise required by law. No publicity, media communications, press releases or other public announcements concerning this Agreement or the transactions contemplated hereby shall be issued or made by any Member without the consent of the other Members.

16.15      Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by all parties.

16.16      Exhibits. All exhibits and schedules annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits or schedules shall be deemed to refer to and include all such exhibits or schedules.

16.17      Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS IMMEDIATELY.)

44

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first above written.

INVESTOR:

BR VG Ann Arbor JV Member, LLC

By:	Bluerock Special Opportunity + Income Fund II, LLC, a Delaware limited liability company, its co- manager

	By:	BR SOIF II Manager, LLC, a Delaware limited liability company, its manager

		By:	/s/ Jordan Ruddy
		Name:	Jordan Ruddy
		Its:	Authorized Signatory

By:	Bluerock Special Opportunity + Income
Fund III, LLC, a Delaware limited liability company, its co-manager

	By:	BR SOIF III Manager, LLC, a Delaware
limited liability company, its manager

		By:	/s/ Jordan Ruddy
		Name:	Jordan Ruddy
		Its:	Authorized Signatory

SIGNATURES CONTINUED NEXT PAGE

Signature Page:

SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF VILLAGE GREEN OF ANN ARBOR ASSOCIATES, LLC

HOLTZMAN:
Holtzman Equities #11 Limited Partnership

By:	/s/ Jonathan Holtzman
Jonathan Holtzman, General Partner

JHVG
JH Village Green LLC

By:	/s/ Jonathan Holtzman
Jonathan Holtzman, Sole Member

/s/ Jonathan Holtzman
Jonathan Holtzman,
individually with respect to the representations contained in Exhibit B, Section I

2

EXHIBIT A

Legal Description of Property

Land in the Township of Ann Arbor, Washtenaw County, Michigan, described as:

Tax Id Number(s): 09-25-325-003, 09-25-325-005

Parcel A:

Part of the Southwest 1/4 of Section 25, Town 2 South, Range 6 East, Township of Ann Arbor, Washtenaw County, Michigan, described as: Commencing at the South 1/4 corner of said Section 25; thence North 00 degrees 58 minutes 22 seconds West 294.86 feet along the North and South 1/4 line of said Section and the centerline of Dixboro Road for a place of beginning; thence North 87 degrees 43 minutes 42 seconds West 72.60 feet along the centerline of Geddes Road; thence North 02 degrees 16 minutes 07 seconds East 70.00 feet; thence North 87 degrees 43 minutes 42 seconds West 439.97 feet along the North line of Geddes Road; thence along the Easterly Right of Way line of Highway US-23 along the following 7 courses: North 42 degrees 48 minutes 11 seconds West 211.54 feet, North 02 degrees 18 minutes 16 seconds East 220.02 feet, North 45 degrees 29 minutes 34 seconds West 136.39 feet, North 18 degrees 43 minutes 54 seconds West 102.70 feet, South 88 degrees 43 minutes 45 seconds West 64.53 feet, North 45 degrees 29 minutes 34 seconds West 312.88 feet, and North 24 degrees 09 minutes 47 seconds West 206.14 feet; thence North 78 degrees 44 minutes 23 seconds East 272.46 feet; thence North 05 degrees 54 minutes 59 seconds West 87.46 feet; thence South 83 degrees 34 minutes 44 seconds West 44.78 feet; thence North 07 degrees 50 minutes 22 seconds West 121.13 feet; thence North 73 degrees 08 minutes 45 seconds East 56.94 feet; thence North 21 degrees 13 minutes 42 seconds West 136.77 feet; thence North 42 degrees 15 minutes 48 seconds East 29.73 feet; thence South 46 degrees 24 minutes 27 seconds East 141.50 feet; thence North 38 degrees 20 minutes 03 seconds East 189.45 feet; thence South 72 degrees 39 minutes 23 seconds East 67.05 feet; thence North 17 degrees 40 minutes 39 seconds East 282.08 feet; thence South 17 degrees 56 minutes 12 seconds East 91.96 feet; thence South 85 degrees 51 minutes 19 seconds East 69.18 feet; thence North 72 degrees 31 minutes 31 seconds East 56.61 feet; thence South 44 degrees 46 minutes 31 seconds East 59.00 feet; thence South 71 degrees 31 minutes 09 seconds East 48.84 feet; thence North 45 degrees 13 minutes 29 seconds East 225.00 feet; thence North 89 degrees 02 minutes 10 seconds East 125.09 feet to the North and South 1/4 line of Section 25; thence along said line, also being the centerline of Dixboro Road, South 00 degrees 58 minutes 22 seconds East 1813.15 feet to the place of beginning.

Parcel B:

Part of the Southwest 1/4 of Section 25, Town 2 South, Range 6 East, Township of Ann Arbor, Washtenaw County, Michigan, described as: Commencing at the South 1/4 corner of said Section 25; thence North 00 degrees 58 minutes 22 seconds West 2108.01 feet along the North and South 1/4 line of said Section and the centerline of Dixboro Road; thence South 89 degrees 02 minutes 10 seconds West 125.09 feet; thence South 45 degrees 13 minutes 29 seconds West 225.00 feet; thence North 71 degrees 31 minutes 09 seconds West 48.84 feet; thence North 44 degrees 46 minutes 31 seconds West 59.00 feet; thence South 72 degrees 31 minutes 31 seconds West 56.61 feet; thence North 85 degrees 51 minutes 19 seconds West 69.18 feet; thence North 17 degrees 56 minutes 12 seconds West 91.96 feet to a place of beginning; thence South 17 degrees 40 minutes 39 seconds West 282.08 feet; thence North 72 degrees 39 minutes 23 seconds West 67.05 feet; thence South 38 degrees 20 minutes 03 seconds West 189.45 feet; thence North 46 degrees 24 minutes 27 seconds West 141.50 feet; thence South 42 degrees 15 minutes 48 seconds West 29.73 feet; thence South 21 degrees 13 minutes 42 seconds East 136.77 feet; thence South 73 degrees 08 minutes 45 seconds West 56.94 feet; thence South 07 degrees 50 minutes 22 seconds East 121.13 feet; thence North 83 degrees 34 minutes 44 seconds East 44.78 feet; thence South 05 degrees 54 minutes 59 seconds East 87.46 feet; thence South 78 degrees 44 minutes 23 seconds West 272.46 feet; thence along the East line of Highway US-23, 300 feet wide, North 24 degrees 09 minutes 47 seconds West 105.13 feet; thence North 01 degrees 05 minutes 26 seconds West 991.33 feet; thence South 72 degrees 13 minutes 31 seconds East 234.21 feet; thence South 85 degrees 31 minutes 30 seconds East 115.35 feet; thence South 24 degrees 16 minutes 13 seconds East 245.72 feet; thence North 85 degrees 01 minutes 49 seconds East 138.52 feet; thence North 65 degrees 54 minutes 20 seconds East 50.61 feet; thence South 17 degrees 56 minutes 12 seconds East 98.98 feet to the place of beginning.

A-1

EXHIBIT B

SECTION I

Representations and Warranties of JHVG, Holtzman and Jonathan Holtzman

JHVG, Holtzman and Jonathan Holtzman each represents and warrants to Investor that to the best of its knowledge and belief, the following are true and correct as of the date hereof:

1.         Upon Closing, the Property shall be free and clear of any lien or encumbrances of any nature other than the matters set forth on Schedule B-1 attached hereto (the “Permitted Exceptions”), and shall be free of any contract, agreement, right, obligation or liability except for the Permitted Exceptions and as contemplated by this Agreement. No person has any option to purchase, right of first refusal or any other agreement giving any person the right to purchase or otherwise acquire the Property or any interest therein other than the Company.

2.         Except for matters disclosed in the reports set forth on attached Schedule B-2 (“Existing Environmental Reports”), there are no known hazardous materials present on, beneath, or at the Property. The Existing Environmental Reports constitute all reports and/or studies performed by or on behalf of, or in the possession or control of, JHVG or Holtzman, and/or its agents or Affiliates relating to the environmental condition of the Property. Each of the Existing Environmental Reports delivered to Investor are true and complete copies thereof.

3.         Except for the Permitted Exceptions, pre-paid rent, tenant security deposits and trade payables incurred in the ordinary course and customarily paid within 30 days of incurrence (collectively, “Ordinary Course Liabilities”), neither JHVG nor Holtzman has caused the Company to incur any liabilities other than in the ordinary course or those shown on the balance sheet of the Company as of the Closing as set forth on attached Schedule B-3 incorporated herein by this reference. Further, except for Ordinary Course Liabilities, neither JHVG nor Holtzman has any knowledge of any liabilities of the Company or related to the Property not shown on such balance sheet.

4.         Neither the execution and the delivery of this Agreement nor the performance of any obligations hereunder nor the consummation of the transactions contemplated by this Agreement (i) is subject to any requirement that JHVG, Holtzman or the Company obtain any consent, approval or authorization of, or make any declaration or filing with, any Governmental Authority or third party which has not been obtained (other than building permits, certificates of occupancy and operating permits which the Company will seek), or (ii) will result in any breach, constitute any default, or result in the imposition of any lien or encumbrance on any legal or beneficial interest in JHVG, Holtzman or the Company under any contract, instrument, order or other matter to which JHVG, Holtzman or the Company is a party or by which JHVG, Holtzman, or the Company is bound.

5.         There are no actions, suits, claims, litigation, proceedings or investigations, at law or in equity, or by any Governmental Authority or other Person against JHVG or Holtzman or the Company, which if determined adversely, would have a material adverse effect on JHVG’s, Holtzman’s or the Company’s ability to meet their respective obligations in connection with the transaction contemplated hereby, or which would have a material adverse effect on the Property or which would have a material reportable effect on the Schedule B-3 balance sheet; nor does JHVG or Holtzman have any knowledge of any basis for any such actions, suits, claims, litigation, proceedings or investigations.

SECTION II

Representations and Warranties of each Member

Each Member represents and warrants to the other that to the best of its knowledge and belief, the following are true and correct as of the date hereof:

1.           Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

2.           No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

3.           Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

4.           Litigation. Except as disclosed to the Member relying on this representation, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

5.           Investigation. Such Member is acquiring or has acquired its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

6.           Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

7.           Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8.           Securities Matters.

(a)          None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b)         Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(c)          Such Member is unaware of, and is in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(d)          Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(e)          Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(f)           Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(g)          Such Member has significant prior investment experience, including investment in non-listed and non-registered securities. Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(h)         Such Member represents to the Company that the information contained in this paragraph 8 and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Schedule B-1 to Exhibit B

Permitted Exceptions

1.	Taxes and assessments that have become a lien against the property but are not yet due and payable. The Company assumes no liability for tax increases occasioned by retroactive revaluation, changes in the land usage or loss of any exemption status for the insured premises.
2.	Rights of tenants under unrecorded leases, if any.
3.	Grant of Easement in favor of the Township of Ann Arbor, as recorded in Liber 1975, page 982, and recorded December 31, 1986 in Liber 2106, page 140, Washtenaw County Records.
4.	Easement Agreements between Village Green of Ann Arbor Associates Limited Partnership and HSF Associates, II, as recorded October 30, 1987 in Liber 2185, Page 893 and amended, January 4, 1995 in Liber 3065, Page 682, Washtenaw County Records.
5.	Declaration of Easements and the terms and conditions therein, executed by Village Green of Ann Arbor Associates, as recorded October 30, 1987 in Liber 2185, Page 904 and amended, July 31, 1990 in Liber 2425, Page 180, Washtenaw County Records.
6.	Underground Distribution Easement (Right of Way), in favor of The Detroit Edison Company, Michigan Bell Telephone Company and Columbia Cable of Michigan, as recorded November 4, 1987 in Liber 2186, Page 899, Washtenaw County Records.
7.	Overhead Right of Way in favor of The Detroit Edison Company, as recorded May 18, 1989 in Liber 2317, Page 406, Washtenaw County Records.
8.	Subject to the rights of the public or any governmental unit in any part of subject property taken, deeded or used for road, street or highway purposes as to Dixboro Road and Highway US-23.
9.	Easement Agreement executed with Michcon Gas Company, as recorded October 17, 1995 in Liber 3167, Page 344, Washtenaw County Records.
10.	Public Road Easement in favor of The Board of Road Commissioners of The County of Washtenaw, as recorded May 26, 2000 in Liber 3947, Page 576, Washtenaw County Records.
11.	Easement for public utilities, as recorded April 2, 1985 in Liber 1975, Page 982, Washtenaw County Records.
12.	Grant of Easement in favor of Comcast Cablevision of The South, Inc., as recorded June 9, 2003 in Liber 4268, Page 157, Washtenaw County Records.
13.	Any provision contained in any instruments of record, which provisions pertain to the transfer of divisions under Section 109(3) of the Subdivision Control Act of 1967, as amended.

Schedule B-2 to Exhibit B

Existing Environmental Reports

•	Phase I Environmental Site Assessment dated June 19, 2012, prepared by Blackstone Consulting LLC, Project No. KEYBVO301
•	Property Condition Report dated June 24, 2012, prepared by Blackstone Consulting LLC, Project No. KEYBVO301.02
•	together with all accompanying schedules, tables and addenda

Schedule B-3 to Exhibit B

Balance Sheet

Village Green of Ann Arbor

September 12, 2012

Balance Sheet – Presumed

		Sep 2012	Notes

ASSETS

CURRENT ASSETS
CASH		$131,270	Includes prorated Rent, Utilities, Payroll, and Management Fees
ACCOUNTS RECEIVABLE - TENANTS		257,074	Estimates 19 days of rent due to new partnership
AIR - OTHER		25,000	Key Bank holdback
PREPAID EXPENSES		89,376	Mortgage Interest Expense
TAXES		93,134	Lender Escrow
ESCROW INSURANCE		83,075	Lender Escrow
CAPITAL IMPROVEMENT RESERVE		1,600,000	Includes one-time capital improvements and lender repair reserve
PREPAID MORTGAGE COSTS		864,233	Includes Title & Recording Cost, and transaction cost
RECAPITALIZATION COST		178,975	Includes Legal Fees

TOTAL CURRENT ASSETS		$3,322,137

FIXED ASSETS
LAND	$7,997,386
BUILDINGS	45,833,441
furniture & FIXTURES	$2,508,725
FIXED ASSETS		$56,341,552
ACCUMULATED depreciation		-

TOTAL FIXED ASSETS		$56,341,552

TOTAL ASSETS		$59,663,689

LIABILITIES
		Includes Utilities, Payroll, and Management Fees
CURRENT LIABILITIES
ACCRUED EXPENSES	$(62,487)
SECURITY DEPOSIT	(201,202)

TOTAL CURRENT LIABILITIES	$(263,689)

MORTGAGE PAYABLE	$(43,200,000)

TOTAL LIABILITIES	$(43,463,689)

CAPITAL

OWNERS EQUITY	$(16,200,000)
RETAINED EARNINGS	-
CURRENT YEAR (PROFIT)/LOSS	-

TOTAL CAPITAL	$(16,200,000)

TOTAL LIBILITIES AND CAPITAL	$(59,663,689)

EXHIBIT C

Appraised Value

As used herein, the term “Appraised Value” shall mean the fair market value of the Property, or such portion thereof then owned by the Company as determined by an appraisal conducted as follows:

1.            The Members shall seek to determine the Appraised Value of the Property for a fifteen (15) day period after the Offering Notice. If the Members are unable to reach an agreement within such period then Investor shall designate in writing an appraiser for the purpose of establishing the Appraised Value of the Property (“Notification”). Within ten (10) days after Investor gives the Notification, JHVG shall designate in writing a second appraiser for establishing the Appraised Value of the Property and shall give notice thereof in writing to Investor. If JHVG shall fail to timely appoint an appraiser, the appraiser appointed by Investor shall select the second appraiser within ten (10) days after JHVG’s failure to appoint.

2.            The two appraisers so appointed shall appoint a mutually agreed third appraiser within ten (10) days following the selection of the second appraiser. If the two appraisers so appointed shall not be able to agree on the selection of a third appraiser within ten (10) days after the two initial appraisers have been appointed, then either appraiser, on behalf of both, may request such appointment by the head of the local chapter of the Appraisal Institute closest to the Property. The appraisers shall specialize in the appraisal of real estate projects similar to the Property in the region where the Property is located, shall have no less than five years’ experience in such field and shall be recognized as ethical and reputable. No appraiser shall have any personal or financial interest as would disqualify such appraiser from exercising an independent and impartial judgment as to the value of the Property. The Appraised Value of the Property shall be equal to the average of the valuations of the Property as determined by the appraisers; provided, however, that if any appraiser’s valuation for the Property deviates by more than ten percent (10%) from the average of the valuation of the other two appraisers for the Property, the Appraised Value shall be determined by using the average of the other two appraisers’ valuations. The cost of any such appraisals shall be paid by the Company. The appraisal shall be submitted to Investor and JHVG within thirty (30) days after the panel of three (3) appraisers is constituted. The decision of the appraisers shall be binding on the Members.

3.            Upon the failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed as his replacement, which appointment shall be made in the same manner as provided above for the appointment of such appraiser so failing, refusing or being unable to act.

4.            In determining the Appraised Value of the Property, the appraisers shall be instructed to assume that the Property is sold in an arm’s length transaction, as though unencumbered by any financing, and without consideration of any costs, expenses, or taxes which would be incurred in connection with the sale. The appraisers shall also be instructed to assume that the assignment of the Entire Interest shall not constitute a transfer of ownership as defined under MCLA Section 211.27a (provided this condition shall only apply if the constitutional and statutory property tax cap under so-called Proposal A is still in effect at the time of appraisal).

5.            Each party shall have the right to submit written information, requests, arguments, supporting data, and other relevant matters to the appraisers in writing.

6.            The fees and expenses of such appraisers shall be borne by the Company.

EXHIBIT D

MONTHLY REPORTS*

Monthly Reporting shall be as of the calendar month end and on an Accrual Basis.

1.           Balance Sheet, including monthly comparison and comparison to year end (if applicable).

2.           Budget Comparison (**), including month-to-date and year-to-date variances.

3.           Detailed Income Statement, including prior 12 months.

4.           Profit and loss statement compared to Budget with narrative for any large fluctuations compared to Budget.

5.           Intentionally Omitted.

6.           Account reconciliations for each balance sheet account within the trial balance.

7.           Detailed support for each account reconciliation, including but not limited to the following:

a.           Detail Accounts Payable Aging Listing: 0-30 days, 31-60 days, 61-90 days and over 90 days.

b.           Detail Accounts Receivable/Delinquency Aging Report: 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments.

c.           Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets [NOTE-THIS IS AN ANNUAL REPORTING REQUIREMENT]. Purchases will be accounted for using the Investor’s capitalization policy and Purchase Price Allocation.

8.           Security Deposit Activity

9.           Mortgage Statement

10.         Monthly Management Fee Calculation / Year To Date Expense Reconciliation

11.         Monthly Distribution Calculation

12.         Year to Date General Ledger, with description and balance detail

13.         Monthly Check Register.

14.         Market Survey, including property comparison, trends, and concessions.

15.         Rent Roll

16.         Monthly Reporting and evidence of withdrawal, if any, of the Property Enhancement Reserves, and any other operating reserve accounts and capital expense reserve accounts, including, but not limited to, any calculations evidencing shortfalls payable thereunder.

17.         Variance Report, including the following:

a.           Cap Ex Summary and Commentary

b.           Monthly Income/Expense Variance with notes

c.           Yearly Income/Expense Variance with notes

d.           Occupancy Commentary

e.           Market/Competition Commentary

f.            Rent Movement/Concessions Commentary

g.           Crime Commentary

h.           Staffing Commentary

i.            Operating Summary, with leasing and traffic reporting

j.            Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

(*)   Except where annual reporting is indicated.

(**) Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Property for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the calendar month end date for such month.